                                                                   EXHIBIT 10.12

                         XOMED SURGICAL PRODUCTS, INC.

Mark K. Adams
135 Montauk Avenue
Stonington, Connecticut 06378

Re:  Separation Agreement

Dear Mark:

          This letter shall constitute the separation agreement (the "Agreement") between you and Xomed Surgical Products, Inc. (the "Company").
Upon your execution of this Agreement and failure to revoke within the seven-day period described in Section B.5 hereof, this Agreement shall replace all of the provisions and terms of your Employment Agreement with the Company dated August 15, 1994. The effective date of this Agreement shall be the eighth day following your execution of this Agreement (the "Effective Date"), provided you have not revoked this Agreement prior to such date.

          A. In consideration of your execution of this Agreement, on the Effective Date:

          1. All your Company Stock Options will fully vest as of the Effective Date and, pursuant to the terms of the Company Stock Option Plan, you shall be entitled to exercise such options until the earlier of (x) 180 days following the closing of an initial public offering of shares of Common Stock of the Company pursuant to a registration statement declared effective under the Securities Act of 1933, as amended and (y) the third anniversary of the Effective Date.

          2. The Company shall pay you a non-reimbursable allowance of $25,000 for outplacement services, rent, telephone and associated expenses for office space and secretarial services.

          3. The Company shall pay you $16,900 in respect of all accrued but unused vacation as of the date hereof.

          4. The Company shall pay you the amount of $350,000, payable monthly over three months beginning on the Effective Date, and $9,532. In the event you have not repaid the Company $110,000 by the Effective Date in connection with the sale of your house, the Company shall deduct $110,000 from the payments to be made to you hereunder.

          5. You shall be entitled to retain, at no cost, a computer (Macintosh 5300 CS) and the scheduler provided to you by the Company.

          6. Subject to paragraph B.3 below, your loan to the Company in the amount of $300,007.42, together with all accrued interest thereon, shall be forgiven.

          7. The Company shall continue to provide you and your family with medical benefits substantially similar to the medical benefits provided to you immediately prior to the Effective Time; provided, however, that the Company
                                         --------  -------
shall not be required to continue such coverage in the event you accept employment with any corporation or other entity and such corporation or other entity provides you and your family with medical benefits on terms substantially similar to the medical benefits provided to you by the Company.

          In addition to the foregoing, in consideration of your execution of this Agreement, the Company shall pay you severance in the amount of $175,000 per year, payable monthly over two years beginning on the first day of the month following the Effective Date; provided, however, that in the event you are
                              --------  -------
employed on a full-time basis by any corporation or other entity at any time after the first anniversary of the Effective Date, the Company shall have no obligation to pay you any portion of the severance payments described in this paragraph from the date of such new employment (it being understood that the Company shall have to pay you the amounts due under this paragraph for any cash compensation received by you during the first year following the Effective
Date).

          B. In consideration of the above-referenced payments, you agree as follows:

          1. For a period ending on the second anniversary of the Effective Date, except with the prior written consent of the Company (which consent shall not be unreasonably withheld) you shall not (whether as an officer, director, owner, employee, partner or other direct or indirect participant) engage in any Competitive Business. "Competitive Business" shall mean the manufacturing, supplying, producing, selling, distributing or providing for sale of (A) any product, device or instrument manufactured from or using polyvinal acetal (PVAC) material or technology or (B) any eye, ear, nose or throat product, device or instrument (x) of a type manufactured or sold by the Company or any of its subsidiaries or (y) in clinical development sponsored by the Company or any of its subsidiaries, in each case as of the Effective Date. For such period, you shall also not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any of its subsidiaries and any customer, supplier, lessor, lessee or employee of the Company or any of its subsidiaries. This paragraph shall apply in all parts of the world. However, if the Company during the period has discontinued, sold, abandoned, or otherwise stopped selling any product or product line it shall not be deemed a "Competitive Business" as defined above.

          2. During the two-year period following the Effective Date, except with the prior written consent of the Company, you will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person employed at the time by the Company or any of its subsidiaries.

          3. In consideration of the payment made pursuant to Section A.6 above, on the Effective Date, you shall surrender to the Company all certificates representing shares of preferred stock of the Company beneficially owned by you (including certificates representing 9,563 shares of Series A Convertible Preferred Stock and 2,074 shares of Series C Redeemable Preferred Stock), duly endorsed or accompanied by other appropriate instruments of transfer. In consideration of a certain portion of the payment made pursuant to Section A.4 above, you shall use your best efforts to exercise the purchase option under the lease in connection with the BMW car leased to the Company in your possession by no later than May 29, 1996 and to effectuate the termination of the Company's obligations under such lease.

          4.(a)   For a period of two years from the Effective Date, you shall consult, assist and advise the Company on subjects in your area of expertise relating to general management, business operations, current acquisitions, product licensing activities and other matters ("Projects"). All Projects, if any, for your services covered by this Agreement, will be identified for you by James T. Treace, Chairman and Chief Executive Officer of the Company, or his designee, based on a mutual agreement as to their nature and substance, and taking into consideration your availability.

          (b) Reasonable out-of-pocket expenses which you incur in the performance of your services on Projects under this Agreement will be separately reimbursed. Expenditures shall be promptly submitted for payment and documented by invoices or receipts and relating to the specific Project assigned to you by the Company for which the expense was incurred. Undocumented expense or unrelated to assigned Company Projects will not be reimbursed.

          (c) It is understood that during the course of your consulting you may be exposed to material and information which is confidential to the Company.
All such material and information, whether tangible or intangible, made available, disclosed or otherwise known to you as a result of your services under this Agreement or by reason of your prior employment with the Company, shall be considered the sole property of the Company, shall be used by you only for the benefit of the Company during the term of the Agreement and shall not be disclosed to others except with the Company's prior approval. This obligation of confidentiality shall survive the termination of this Agreement. Upon termination of this Agreement, you shall promptly return all material data and documents which you may then have in your possession as a result of your services under this Agreement.

          (d) It is understood that your status shall be that of independent contractor and not of agent or employee of the Company. In this connection, you will not, except as otherwise expressly set forth in this Agreement, be entitled to any employee benefits from the Company as a result of this Agreement or the services rendered under it.

          5. You hereby waive any and all rights to sue the Company, and any affiliates, parent-companies and subsidiaries, and their past, present and future officers, directors, employees and agents based upon any act or event occurring prior to the Effective Date. Without limitation, you specifically release the Company from any and all claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and any and all federal, state and local laws. However, you are not giving up your right to appeal a denial of a claim for benefits submitted under the medical, dental, life insurance or disability income programs maintained by the Company, excepting any claims for benefits under the Bristol-Myers Squibb Severance Plan. Further, you are not giving up your right to file for unemployment insurance benefits at the appropriate time if you so choose, and your signing of this release will not affect your rights, if any, to coverage by Worker's Compensation insurance.

          6. You will have twenty-one (21) days from the date you receive this Agreement (including the release contained herein) to consider and sign. If you do not sign and return this Agreement within such 21 day period, the Company will consider your action a refusal to sign, and you will not be entitled to the consideration described above. If you do sign this document, it will not be effective for a period of seven days thereafter, during which time you can change your mind and revoke your signature. To revoke your signature, you must notify the Company in writing within seven days of the date you signed it. In
                   ----------
the event you revoke your signature you will not be entitled to the consideration described above.

          Finally, you are reminded of the continuing nature of your obligation to maintain in confidence and not to make use of information concerning the Company's business or affairs of any nature that is not otherwise a matter of public record. This obligation which you acknowledged and agreed to in the agreement concerning confidentiality that you executed when your employment with the Company began, continues after the termination of your employment.

          Please acknowledge your understanding of and agreement to the provisions of this Agreement by signing and dating the statement below.

Sincerely,


/s/ James T. Treace
- --------------------------------
James T. Treace, Chairman of the
Board of Directors and C.E.O.
Xomed Surgical Products, Inc.


MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THE ABOVE, UNDERSTAND WHAT I AM SIGNING, AND AM ACTING OF MY OWN FREE WILL. I UNDERSTAND THAT IF ANY PROVISION OF THIS AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. I UNDERSTAND THAT THIS AGREEMENT AND ITS TERMS REPLACE IN ALL RESPECTS THE TERMS AND CONDITIONS OF MY EMPLOYMENT AGREEMENT, DATED AUGUST 15, 1994, WITH THE COMPANY. I FURTHER AGREE THAT THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY, AND I HAVE DONE SO, PRIOR TO SIGNING THIS AGREEMENT.

SIGNATURE:   /s/ Mark K. Adams             DATE    5/10/96
          ------------------------------       ---------------
                 MARK K. ADAMS